SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                SCHEDULE 13G/A


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1)*


                             QUOKKA SPORTS, INC.
                               (Name of Issuer)


                   Common Stock, $.0001 par value per share
                        (Title of Class of Securities)


                                   749077103
                                (CUSIP Number)


                               December 31, 2000
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
                               /_/ Rule 13d-1(b)
                               /X/ Rule 13d-1(c)
                               /_/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 749077103                   13G                 Page 1 of 24 Pages

  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GE Capital Equity Investments, Inc.
             06-1268495
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /X/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                    5.   SOLE VOTING POWER

    NUMBER OF                 0
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  2,246,945
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   0
      WITH          8.   SHARED DISPOSITIVE POWER

                              2,246,945
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,246,945
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /X/
        SHARES

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.4%*
 12.    TYPE OF REPORTING PERSON

             CO

         * The total shares owned by GE Capital Equity Investments, Inc., National Broadcasting Company, Inc. and Union Fidelity Life Insurance Company together represent 6.2% of the issuer's outstanding common stock.





                              Page 1 of 24 Pages

CUSIP No. 749077103                   13G                 Page 2 of 24 Pages

  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             General Electric Capital Corporation
             13-1500700
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /X/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
                    5.   SOLE VOTING POWER

    NUMBER OF                 0
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  2,246,945
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   0
      WITH          8.   SHARED DISPOSITIVE POWER

                              2,246,945
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,246,945
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /X/
        SHARES

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.4%*
 12.    TYPE OF REPORTING PERSON

             CO

         * The total shares owned by GE Capital Equity Investments, Inc., National Broadcasting Company, Inc. and Union Fidelity Life Insurance Company together represent 6.2% of the issuer's outstanding common stock.






                              Page 2 of 24 Pages

CUSIP No. 749077103                   13G                 Page 3 of 24 Pages

  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             General Electric Capital Services, Inc.
             06-1109503
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /X/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                    5.   SOLE VOTING POWER

    NUMBER OF                 Disclaimed (see 9 below)
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  Disclaimed (see 9 below)
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   Disclaimed (see 9 below)
      WITH          8.   SHARED DISPOSITIVE POWER

                              Disclaimed (see 9 below)
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Not applicable (see 9 above)
 12.    TYPE OF REPORTING PERSON

             CO









                              Page 3 of 24 Pages

CUSIP No. 749077103                   13G                 Page 4 of 24 Pages

  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             General Electric Company
             14-0689340
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /X/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
                    5.   SOLE VOTING POWER

    NUMBER OF                 Disclaimed (see 9 below)
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  Disclaimed (see 9 below)
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   Disclaimed (see 9 below)
      WITH          8.   SHARED DISPOSITIVE POWER

                              Disclaimed (see 9 below)
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Beneficial ownership of all shares is disclaimed by General Electric Company.
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Not applicable (see 9 above)
 12.    TYPE OF REPORTING PERSON

             CO









                              Page 4 of 24 Pages

CUSIP No. 749077103                   13G                 Page 5 of 24 Pages

  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             National Broadcasting Company, Inc.
             14-1682529
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /X/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                    5.   SOLE VOTING POWER

    NUMBER OF                 1,911,735
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  0
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   1,911,735
      WITH          8.   SHARED DISPOSITIVE POWER

                              0
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,911,735
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /X/
        SHARES

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.0%*
 12.    TYPE OF REPORTING PERSON

             CO

         * The total shares owned by GE Capital Equity Investments, Inc., National Broadcasting Company, Inc. and Union Fidelity Life Insurance Company together represent 6.2% of the issuer's outstanding common stock.






                              Page 5 of 24 Pages

CUSIP No. 749077103                   13G                 Page 6 of 24 Pages

  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             National Broadcasting Company Holding, Inc.
             13-3448662
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /X/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                    5.   SOLE VOTING POWER

    NUMBER OF                 Disclaimed (see 9 below)
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  Disclaimed (see 9 below)
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   Disclaimed (see 9 below)
      WITH          8.   SHARED DISPOSITIVE POWER

                              Disclaimed (see 9 below)
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Beneficial ownership of all shares is disclaimed by National Broadcasting Company Holding, Inc.
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Not applicable (see 9 above)
 12.    TYPE OF REPORTING PERSON

             CO









                              Page 6 of 24 Pages

CUSIP No. 749077103                   13G                 Page 7 of 24 Pages

  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Union Fidelity Life Insurance Company
             31-0252460
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /X/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Illinois
                    5.   SOLE VOTING POWER

    NUMBER OF                 0
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  5,521
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   0
      WITH          8.   SHARED DISPOSITIVE POWER

                              5,521
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,521
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /X/
        SHARES

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0%*
 12.    TYPE OF REPORTING PERSON

             IC

         * The total shares owned by GE Capital Equity Investments, Inc., National Broadcasting Company, Inc. and Union Fidelity Life Insurance Company together represent 6.2% of the issuer's outstanding common stock.






                              Page 7 of 24 Pages

CUSIP No. 749077103                   13G                 Page 8 of 24 Pages

  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             General Electric Capital Assurance Company
             91-6027719
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /X/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                    5.   SOLE VOTING POWER

    NUMBER OF                 Disclaimed (see 9 below)
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  Disclaimed (see 9 below)
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   Disclaimed (see 9 below)
      WITH          8.   SHARED DISPOSITIVE POWER

                              Disclaimed (see 9 below)
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Beneficial ownership of all shares is disclaimed by General Electric Capital Assurance Company.
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Not applicable (see 9 above)
 12.    TYPE OF REPORTING PERSON

             IC









                              Page 8 of 24 Pages

CUSIP No. 749077103                   13G                 Page 9 of 24 Pages

  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GNA Corp.
             91-1277112
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /X/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Washington
                    5.   SOLE VOTING POWER

    NUMBER OF                 Disclaimed (see 9 below)
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  Disclaimed (see 9 below)
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   Disclaimed (see 9 below)
      WITH          8.   SHARED DISPOSITIVE POWER

                              Disclaimed (see 9 below)
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Beneficial ownership of all shares is disclaimed by GNA Corp.
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Not applicable (see 9 above)
 12.    TYPE OF REPORTING PERSON

             HC










                              Page 9 of 24 Pages

CUSIP No. 749077103                   13G                 Page 10 of 24 Pages

  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GE Financial Assurance Holdings, Inc.
             54-1829180
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /X/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                    5.   SOLE VOTING POWER

    NUMBER OF                 Disclaimed (see 9 below)
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  Disclaimed (see 9 below)
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   Disclaimed (see 9 below)
      WITH          8.   SHARED DISPOSITIVE POWER

                              Disclaimed (see 9 below)
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Beneficial ownership of all shares is disclaimed by GE Financial Assurance Holdings, Inc.
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Not applicable (see 9 above)
 12.    TYPE OF REPORTING PERSON

             HC









                              Page 10 of 24 Pages

ITEM 1.     NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            (a) and (b) This statement relates to the Common Stock, $.0001 par value per share (the "Common Stock"), of Quokka Sports, Inc., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 525 Brannan Street, Ground Floor, San Francisco, California 94107.

ITEM 2.     PERSON FILING:

            (a)-(c)This statement is being filed by:

            GE Capital Equity Investments, Inc., a Delaware corporation ("GECEI"); General Electric Capital Corporation, a New York corporation ("GE Capital"); General Electric Capital Services, Inc., a Delaware corporation ("GECS"); General Electric Company, a New York corporation ("GE"); National Broadcasting Company, Inc., a Delaware corporation ("NBC"); National Broadcasting Company Holding, Inc., a Delaware corporation ("NBCH"); Union Fidelity Life Insurance Company, an Illinois corporation ("UFLIC"); General Electric Capital Assurance Company, a Delaware corporation ("GECAC"); GNA Corp., a Washington corporation ("GNA"); and GE Financial Assurance Holdings, Inc., a Delaware corporation ("GEFA").

            The agreement among each of GECEI, GE Capital, GECS, GE, NBC, NBCH, UFLIC, GECAC, GNA and GEFA that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECEI is a subsidiary of GE Capital, GE Capital is a subsidiary of GECS, and GECS is a subsidiary of GE. NBC is a subsidiary of NBCH, and NBCH is a subsidiary of GE. UFLIC is a subsidiary of GECAC, GECAC is a subsidiary of GNA, GNA is a subsidiary of GEFA, and GEFA is a subsidiary of GE Capital. GECEI's principal business office is located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital's and GECS' principal business office is located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE's principal business office is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431. NBC's and NBCH's principal business office is located at 30 Rockefeller Plaza, New York, New York 10112. UFLIC's principal office is located at 500 Virginia Drive, Fort Washington, Pennsylvania 19034. GECAC's, GNA's and GEFA's principal business office is located 6604 West Broad Street, Richmond, Virginia 23230.

            (d)-(e) This statement relates to the Common Stock of the Issuer, $.0001 par value per share. The CUSIP No. for such shares is 749077103.


                              Page 11 of 24 Pages

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)  /_/    Broker or dealer registered under Section 15 of the
                        Exchange Act

            (b)  /_/    Bank as defined in Section 3(a)(6) of the Exchange Act

            (c)  /_/    Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act

            (d)  /_/    Investment company registered under Section 8 of the
                        Investment Company Act of 1940

            (e)  /_/    An investment adviser in accordance with Rule 13d-
                        1(b)(1)(ii)(E)

            (f)  /_/    An employee benefit plan or endowment fund in
                        accordance with Rule 13d-1(b)(1)(ii)(F)

            (g)  /_/    A parent holding company or control person in
                        accordance with Rule 13d-1(b)(1)(ii)(G)

            (h)  /_/    A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act

            (i)  /_/    A church plan that is excluded from the definition of
                        an investment company under Section 3(c)(14) of the Investment Company Act

            (j)  /_/    Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

            If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.     OWNERSHIP.

            (a)-(c) The response of GECEI, GE Capital, GECS, GE, NBC, NBCH and UFLIC to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.






                              Page 12 of 24 Pages

            Each of GECS, GE, NBCH, GEFA, GNA and GECAC hereby expressly disclaims beneficial ownership of the shares of Common Stock owned by GECEI, NBC and UFLIC. GE Capital and GECEI disclaim beneficial ownership of the shares of Common Stock owned by UFLIC and NBC. NBC disclaims beneficial ownership of the shares of Common Stock owned by GECEI and UFLIC, which disclaims beneficial ownership of the shares of Common Stock owned by GECEI and NBC.

            The shares owned by GECEI, NBC and UFLIC together represent 6.2% of the Issuer's common stock. A total of 2,355,557 of the shares beneficially owned by GECEI and NBC are attributable to the Issuer's 7.0% Convertible Subordinated Promissory Notes (the "Notes"). The Notes are convertible into common stock of the Issuer at the option of the holder. The initial conversion price of the Notes is $5.415, subject to certain adjustments. In addition, for a period of 75 trading days beginning February 15, 2001, GECEI and/or NBC may convert the Notes at a price equal to the seven lowest daily volume weighted average prices in the 25 days preceding the date of conversion, if lower than $5.415.
            This seven-day average is the "reset price". At the end of the 75 trading day period, GECEI and/or NBC may convert the Notes into the Issuer's common stock at a price equal to the average of the three lowest reset prices during the reset period, if lower than $5.415.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            N/A


                              Page 13 of 24 Pages

ITEM 10.    CERTIFICATION.

            (a) N/A

            (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





































                              Page 14 of 24 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001
                                      GE CAPITAL EQUITY INVESTMENTS, INC.

                                      By:    /s/ Barbara J. Gould
                                           ---------------------------------
                                           Name:   Barbara J. Gould
                                           Title:  Managing Director and
                                                   Associate General Counsel



































                              Page 15 of 24 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001
                                   GENERAL ELECTRIC CAPITAL CORPORATION

                                   By:    /s/ Barbara J. Gould
                                        -------------------------------------
                                        Name:   Barbara J. Gould
                                        Title:  Department Operations Manager




































                              Page 16 of 24 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001
                                      GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                      By:    /s/ Barbara J. Gould      *
                                           ---------------------------------
                                           Name:   Barbara J. Gould
                                           Title:  Attorney-in-fact

         *Power of attorney, dated as of February 22, 2000, by General Electric Capital Services, Inc., is hereby incorporated by reference to
Schedule 13G for Quokka Sports, Inc. filed September 22, 2000 by General Electric Capital Services, Inc.































                              Page 17 of 24 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001
                                      GENERAL ELECTRIC COMPANY

                                      By:    /s/ Barbara J. Gould      *
                                           ---------------------------------
                                           Name:   Barbara J. Gould
                                           Title:  Attorney-in-fact

         *Power of attorney, dated as of February 22, 2000, by General Electric Company, is hereby incorporated by reference to Schedule 13G for Quokka Sports, Inc. filed September 22, 2000 by General Electric Company.
































                              Page 18 of 24 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001
                                      NATIONAL BROADCASTING COMPANY, INC.

                                      By:    /s/ Elizabeth Newell      *
                                           ---------------------------------
                                           Name:   Elizabeth Newell
                                           Title:  Attorney-in-fact

     *Power of attorney, dated as of February 8, 2000, by National Broadcasting Holding, Inc., is hereby incorporated by reference to Schedule 13G for Bull Run Corporation filed February 15, 2000 by National Broadcasting Holding, Inc.
































                              Page 19 of 24 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001
                             NATIONAL BROADCASTING COMPANY HOLDING, INC.

                             By:    /s/ Elizabeth Newell      *
                                  ---------------------------------
                                  Name:    Elizabeth Newell
                                  Title:   Attorney-in-fact

     *Power of attorney, dated as of February 8, 2000, by National Broadcasting Holding, Inc., is hereby incorporated by reference to Schedule 13G for Bull Run Corporation filed February 15, 2000 by National Broadcasting Holding, Inc.































                              Page 20 of 24 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001
                             UNION FIDELITY LIFE INSURANCE COMPANY

                             By:    /s/ Richard G. Fucci
                                  ---------------------------------
                                  Name:  Richard G. Fucci
                                  Title: Vice President




































                              Page 21 of 24 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001
                                  GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

                                  By:    /s/ Leon E. Roday
                                       ------------------------------------
                                       Name:  Leon E. Roday
                                       Title: Executive Vice President and
                                              General Counsel



































                              Page 22 of 24 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001
                                  GNA CORP.

                                  By:    /s/ Leon E. Roday
                                       ---------------------------------
                                       Name:  Leon E. Roday
                                       Title: Senior Vice President,
                                              General Counsel and Secy.



































                              Page 23 of 24 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001
                                  GE FINANCIAL ASSURANCE HOLDINGS, INC.

                                  By:    /s/ Leon E. Roday
                                       ---------------------------------
                                       Name:  Leon E. Roday
                                       Title: Senior Vice President,
                                              General Counsel and Secy.



































                              Page 24 of 24 Pages

                                 EXHIBIT INDEX

   EXHIBIT    DESCRIPTION
   -------    -----------

      A Joint Filing Agreement, dated February 13, 2001, among GECEI, GE Capital, GECS, GE, NBC, NBCH, UFLIC, GECAC, GNA and GEFA to file a joint statement on Schedule 13G.

                                                                     EXHIBIT A

                            JOINT FILING AGREEMENT

         This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of the Common Stock, $.0001 par value per share, of Quokka Sports, Inc. is being filed on behalf of each of the undersigned. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  February 13, 2001

GE CAPITAL EQUITY INVESTMENTS, INC.

By:    /s/ Barbara J. Gould
     -----------------------------------
     Name:  Barbara J. Gould
     Title: Managing Director and
            Associate General Counsel


GENERAL ELECTRIC CAPITAL CORPORATION

By:    /s/ Barbara J. Gould
     -----------------------------------
     Name:   Barbara J. Gould
     Title:  Department Operations Manager


GENERAL ELECTRIC CAPITAL SERVICES, INC.

By:    /s/ Barbara J. Gould
     -----------------------------------
     Name:  Barbara J. Gould
     Title: Attorney-in-fact


GENERAL ELECTRIC COMPANY

By:    /s/ Barbara J. Gould
     -----------------------------------
     Name:  Barbara J. Gould
     Title: Attorney-in-fact

NATIONAL BROADCASTING COMPANY, INC.

By:    /s/ Elizabeth Newell
     -----------------------------------
     Name:  Elizabeth Newell
     Title: Attorney-in-fact


NATIONAL BROADCASTING COMPANY HOLDING, INC.

By:    /s/ Elizabeth Newell
     -----------------------------------
     Name:  Elizabeth Newell
     Title: Attorney-in-fact


UNION FIDELITY LIFE INSURANCE COMPANY

By:    /s/ Richard G. Fucci
     -----------------------------------
     Name:  Richard G. Fucci
     Title: Vice President


GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

By:    /s/ Leon E. Roday
     -----------------------------------
     Name:  Leon E. Roday
     Title: Executive Vice President and General Counsel


GNA CORP.

By:    /s/ Leon E. Roday
     -----------------------------------
     Name:  Leon E. Roday
     Title: Senior Vice President, General Counsel and Secy.


GE FINANCIAL ASSURANCE HOLDINGS, INC.

By:    /s/ Leon E. Roday
     -----------------------------------
     Name:  Leon E. Roday
     Title: Senior Vice President, General Counsel and Secy.